Exhibit 99.3

Clicker Hires Lloyd Lapidus as CEO

IRVINE, CA –March 8, 2011 - Clicker Inc. (“Clicker” or the “Company”) (Pink Sheets: CLKZ), an Internet brand-building firm focused on developing stand-alone Consumer and Social Networking brands, reports that it has hired Lloyd Lapidus as its new Chief Executive Officer effective immediately.

For more than a decade, Lloyd has founded and led several pioneering companies in industries ranging from Wireless Telecom, to the creation of groundbreaking e-commerce distribution models in the luxury goods space.  Mr. Lapidus has a tremendous track record of taking innovative business models from inception, thru the various stages of capitalization, execution, and ultimately to exit.  Most recently, Mr. Lapidus was the Founder of BagBorroworSteal.com.  He founded the company in 2004 and continues to serve as its Chairman of the Board.  BagBorroworSteal.com has raised over $35 million in venture capital and has received unprecedented exposure in the media and significant consumer appeal.

Mr. Lapidus commented, “I look forward to the opportunity to contribute to Clicker my entrepreneurial vision, as well as my business leadership skills. I am very optimistic to not only build on the foundation that exists in the Clicker portfolio of properties, but to bring additional properties into the Clicker’s holdings. I also have some original concepts that I am anxious to start executing on in the coming weeks and months ahead.”

Albert Aimers, the former Chief Executive Officer, has agreed to serve as interim Chief Financial Officer to assist in the transition.  The Board would like to thank Mr. Aimers for his participation with Clicker and wish him well in his future endeavors.

About Clicker Inc.

A Web Publisher and Brand Builder focused on developing stand-alone Consumer Brands that incorporate Social Networking and Reward Properties that leverage content, commerce and advertising for the next generation global Internet user. Clicker Inc. provides solutions for client companies as well as for brands it both owns and/or operates.

Forward-Looking Statements:

This press release includes forward-looking statements concerning the future performance of our business, its operations and its financial performance and condition, and also includes selected operating results presented without the context of accompanying financial results. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Clicker Inc.
Investor Relations
www.clickerinc.com
Email Contact: ir@clickerinc.com
786-309-5190